Exhibit 99.12

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the inclusion of our opinion letter dated May 9, 2011 to the Management Board and Supervisory Board of Deutsche Börse AG as Annex 3 to the Prospectus Supplement on Form 424 of Alpha Beta Netherlands Holding N.V. filed May 17, 2011; (ii) the references to our firm and to such opinion in such Prospectus Supplement under the captions: “3.2 Background of the Offer”, “4.4 Overall Own Assessment of the Fairness of the Consideration”, “4.4.2 Mandate of J.P. Morgan” and “4.4.4 Adequacy of the Consideration”; and (iii) the references to our firm and to such opinion in Annex 3.2 to such Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (as amended, the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Prospectus Supplement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any amendments to such Prospectus Supplement.

J.P. MORGAN SECURITIES LLC /s/ J.P. Morgan Securities LLC May 17, 2011